Exhibit 99.1
CA Technologies Appoints Two Senior Executives to Further
Strengthen its Management Team
David C. Dobson Named Executive Vice President and Group Executive, Customer Solutions Group
Phillip J. Harrington, Jr. Named Executive Vice President, Risk and Chief Administrative Officer
ISLANDIA, N.Y. June 23, 2010 — CA Technologies (NASDAQ: CA) today announced two senior appointments to further strengthen its management team as the company continues to build on its core strengths in IT management while positioning itself to successfully compete in high-growth markets including virtualization, cloud computing and Software-as-a-Service.
David Dobson, 47, will join CA Technologies in early July in the new role of executive vice president and group executive, Customer Solutions Group, reporting directly to CEO Bill McCracken. In this position, he will be responsible for ensuring the success of the company’s customer solutions units. Previously, he was executive vice president and president at Pitney Bowes Management Services.
Phillip Harrington, 53, joins CA Technologies as executive vice president, risk and chief administrative officer. In this role, Harrington is responsible for the company’s human resources, global administrative services, risk, global information services and government relations operations. He also reports directly to McCracken. Previously Harrington served as a director at Deloitte & Touche LLP, overseeing large clients in the areas of general management consulting, operational risk management and regulation. Harrington replaces James Bryant, 65, who retires at the end of the month.
“In David Dobson and Phil Harrington, we have brought to CA Technologies two extremely talented and experienced executives with proven track records to complement and strengthen our management team,” said McCracken. “They will play key roles in helping attain our goal of being the industry thought and market leader in the management of IT environments that range from the mainframe to the cloud.
“We now have the management team and the organization in place to ensure the execution of our strategy to become a clear leader in helping our customers meet their most pressing technology challenges,” McCracken added.
Dobson joined Pitney Bowes in 2008 as executive vice president and chief strategy and innovation officer. Previously he was the CEO of Corel Corporation, a leading global software company. Dobson spent 19 years at IBM where he held a number of senior positions including president and general manager, IBM Printing systems. He is a graduate of McMaster

University in Hamilton, Ontario, Canada with degrees in electrical engineering and management.
Prior to joining Deloitte & Touche in 2008, Harrington spent 20 years at Prudential Financial, Inc., where he served in a variety of executive roles, including global risk officer, chief compliance officer, and vice president of government relations. He holds a degree in psychology from Western Michigan University and a master’s degree in social research and organizational behavior from Cornell University.
On Bryant’s retirement McCracken commented, “Jim has been instrumental in putting in the plans, processes and discipline required to drive our costs down, increase our profitability and overall, make us a more effective organization. Personally, Jim has been invaluable to me as I have transitioned into the CEO role and we wish him well.”
About CA Technologies
CA Technologies (NASDAQ: CA) is an IT management software and solutions company with expertise across all IT environments — from mainframe and distributed, to virtual and cloud. CA Technologies manages and secures IT environments and enables customers to deliver more flexible IT services. CA Technologies innovative products and services provide the insight and control essential for IT organizations to power business agility. The majority of the Global Fortune 500 relies on CA Technologies to manage evolving IT ecosystems. For additional information, visit CA Technologies at www.ca.com.
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